UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 11, 2008

ISONICS CORPORATION

(Name of the registrant as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities

In May, June and November 2006 and April 2007 Isonics Corporation (“Isonics”) issued YA Global Investments, L.P. (“YA Global”), formerly known as Cornell Capital Partners, LP, a total of four convertible debentures having an aggregate face amount of $18,000,000.   On June 11, 2008, YA Global converted $14,900 of the face amount of the May 2006 Debenture into 856,322 shares of Isonics common stock to partially satisfy the amount due under that debenture.  On that date YA Global did not convert any portion of the debentures originally issued in June and November 2006 or April 2007 into shares of our common stock, and therefore the amounts due under those debentures were not reduced.    The following sets forth the information required by Item 701 of Regulation S-K in connection with the issuance:

(a)           The transaction was completed effective as of the June 11, 2008.

(b)           There was no placement agent or underwriter for the transaction.

(c)           The shares were not issued in consideration for cash, however the amount due under the May 2006 Debenture was reduced by $14,900.

(d)           We relied on the exemption from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933 for this transaction.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided YA Global with disclosure of all aspects of our business, including our reports filed with the Securities and Exchange Commission, our press releases, and other financial, business, and corporate information. We believe that YA Global obtained all information regarding Isonics it requested, received answers to all questions it (and its advisors) posed, and otherwise understood the risks of accepting our securities for investment purposes.  Further, based on representations previously made to us, we believe that YA Global is an accredited investor.

(e)           The common stock issued in this transaction is not convertible or exchangeable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of June 2008.

Isonics Corporation

By:	/s/ Gregory A. Meadows
Gregory A. Meadows
Chief Financial Officer